EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                            THREE MONTHS ENDED DECEMBER 31     SIX MONTHS ENDED DECEMBER 31
                                            ------------------------------    ------------------------------
                                                 1996              1995           1996             1995
                                            ---------------    -----------    -------------    -------------
PRIMARY:
Average shares outstanding                        3,695,000      1,775,000        3,695,000        1,775,000
Net effect of stock and warrant issuances
   with exercise prices below the initial
   public offering price based on the
   treasury stock method                                --          65,000                            65,000
                                            ---------------    -----------    -------------    -------------

Total                                             3,695,000      1,840,000        3,695,000        1,840,000
                                            ===============    ===========    =============    =============

Net loss                                    $    (1,308,543)   $  (516,127)   $  (2,104,380)   $    (909,266)
                                            ===============    ===========    =============    =============

Per share amount                            $         (0.35)   $     (0.28)   $       (0.57)   $       (0.49)
                                            ===============    ===========    =============    =============

